Exhibit 10.9

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made effective this      day of             , 2005 by and between PAIN THERAPEUTICS, INC., a Delaware corporation with a principal place of business at 416 Browning Way, South San Francisco, CA 94080 (“PTI”) and KING PHARMACEUTICALS, INC., a Tennessee corporation with a principal place of business at 501 Fifth Street, Bristol, TN 37620 (“King”). Each of King and PTI is sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, PTI owns or controls certain intellectual property rights relating to the preparation of tamper-resistant opioid formulations (“PTI Background Technology,” as further defined herein);

WHEREAS, PTI and King have entered into that certain Collaboration Agreement, dated November 9, 2005 (“Collaboration Agreement”), pursuant to which PTI and King have agreed to use the PTI Background Technology to develop one or more pharmaceutical formulations of tamper-resistant opioids for use in humans (“Products,” as further defined herein);

WHEREAS, King desires to obtain, and PTI is willing to grant, a license under the PTI Background Technology to develop, manufacture and market Products upon the terms and conditions set forth herein and in the Collaboration Agreement;

WHEREAS, the Parties anticipate that, in the conduct of the Collaboration Agreement, certain intellectual property may be developed with applicability to products in the Field (as defined herein), including Products, which intellectual property may constitute King Program Technology, PTI Program Technology or Joint Technology (each as defined herein); and

WHEREAS, the Parties desire to include any such developed intellectual property in the rights licensed under this Agreement, such that PTI’s right, title and interest in any PTI Program Technology or Joint Technology will be included within the license granted to King hereunder, and King’s right, title and interest in any King Program Technology or Joint Technology will be included in the license granted to PTI hereunder.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

Capitalized words and phrases used in this Agreement have the meanings ascribed to such terms in Annex A attached hereto.

2.	LICENSES AND DLA

2.1 Licenses to King. Subject to the terms and conditions of this Agreement and further subject to the pre-existing non-exclusive license granted by PTI to Durect under the DLA, beginning on the Closing Date and thereafter during the Term, PTI hereby grants to King the following licenses under PTI Technology and PTI Patent Rights and under PTI’s ownership interest in Joint Technology and Joint Patent Rights, which licenses shall be exercisable only as set forth in this Agreement or in the Collaboration Agreement and for the conduct of the activities required or permitted in the performance of King’s obligations and exercise of its rights thereunder:

2.1.1 Development. An exclusive license (a) in the U.S. Territory, beginning immediately upon approval by the FDA of the NDA for each Product, to conduct Product Development with respect to such Product, (b) in the ROW, beginning immediately following the initiation of Phase II clinical trials for each Product by PTI in the U.S. Territory, to conduct Product Development with respect to such Product, (c) in the Territory, to conduct Development on Remoxy, exercisable only pursuant to Section 3.4.6 of the Collaboration Agreement, and (d) in the Territory, to conduct Development on Products, exercisable only in the event that: (i) PTI suspends, closes or otherwise ceases to operate a majority of its business relating to this Agreement and the Collaboration Agreement, or (ii) in any case commenced by or against PTI under the Bankruptcy Code (other than a case against PTI commenced with the participation, support, or encouragement of King), upon entry of an appropriate order or findings by the court presiding over such case, (A) PTI is in material breach of this Agreement or the Collaboration Agreement and such breach is not cured within sixty (60) days of the occurrence of the breach or (B) PTI rejects this Agreement or the Collaboration Agreement. For purposes of clarity, except in connection with the exercise of the licenses in clauses (c) and (d), King shall not have the right to make changes in the formulation or dosage form of Product without PTI’s prior written consent, which consent shall be at PTI’s sole discretion.

2.1.2 Commercialization. An exclusive license in the Territory to Market, use, offer for sale, sell and import Products.

2.1.3 Rights of the Parties to Make Products. An exclusive license in the Territory, subject to the rights retained by PTI pursuant to Sections 2.2.1 and 2.2.5 hereof, to make Products. For the avoidance of doubt, notwithstanding anything to the contrary in Sections 2.2.1 and 2.2.5 hereof and subject only to Durect’s right, pursuant to Section 5.5 of the DLA, to make and supply GMP-qualified Excipient Ingredients (as defined in the DLA) in the making of Products, King shall have the exclusive right, in the Territory, to make Products for sale in the Territory and the exclusive right to sublicense Third Parties to do so.

2.1.4 King’s Right to Sublicense. King’s right to sublicense its rights to conduct Product Development, Market, use, offer for sale, sell, and import Products, and, with respect to Remoxy, to Develop pursuant to Section 3.4.6 of the Collaboration Agreement in the ROW shall be subject to PTI’s consent, not to be unreasonably withheld; provided that such sublicense shall not diminish PTI’s rights hereunder.

2.1.5 Further Rights with Respect to Australia and New Zealand. The Parties acknowledge and agree that PTI has not granted to King any licenses in Australia and New Zealand. In the event PTI intends to enter into an agreement granting a Third Party any rights to Develop and Market any products in the Field in Australia or New Zealand under PTI Technology, PTI Patent Rights or PTI’s ownership interest in Joint Technology and Joint Patent Rights, which rights are, in the judgment of the JOC, material or reasonably likely to become material, to the Collaboration or to any Products, King shall have the right to review such proposed agreement prior to its execution and provide its comments to PTI, which comments PTI will consider in good faith. PTI will use commercially reasonable efforts to ensure that such agreements contain (a) terms and conditions prohibiting the export of Products from Australia or New Zealand, except as to import/export trade between these two countries, commensurate in scope with the obligations set forth in Section 2.6 hereof and (b) provisions granting to PTI the right to use, in the Territory, all Technology and Patent Rights developed by PTI or such Third Party, in whole or in part, through the use of the PTI Patent Rights, PTI Technology, Joint Patent Rights or Joint Technology, and the right to license or sublicense such rights to King, which PTI rights shall be included within the licenses granted to King hereunder so long as King agrees to assume those royalty, milestone and similar payment obligations (if any) due to such Third Party in connection with King’s, its Affiliate’s or Sublicensee’s, use of such rights in the Territory.

2.2 Licenses to PTI. Subject to the terms and conditions of this Agreement, King hereby grants to PTI the following licenses, exercisable only as set forth in this Agreement or in the Collaboration Agreement and only for the conduct of the activities required or permitted in the performance of PTI’s obligations and exercise of its rights thereunder:

2.2.1 In the Territory. Beginning on the Closing Date and thereafter during the Term, in the Territory, (a) a co-exclusive (with King only) license, with the right to grant sublicenses only as expressly set forth in the Collaboration Agreement, under King Technology and King Patent Rights to Develop Products, (b) a non-exclusive license to make products in the Field, including Products, in each case solely and exclusively for export to Australia and New Zealand, subject to the limitations set forth in Section 5.2 of the Collaboration Agreement, with the right to grant sublicenses subject to any applicable requirements set forth in this Agreement, under King Technology and King Patent Rights, solely to the extent any of the foregoing are Invented based on the use of PTI Technology or PTI Patent Rights or developed or acquired by King primarily for use in the Development, manufacture or Marketing of Products in the Collaboration, and (c) a right to negotiate in good faith with King to obtain a non-exclusive, royalty-bearing license, with other appropriate terms, to make products in the Field, including Products, in each case solely and exclusively for export to Australia and New Zealand, subject to the limitations set forth in Section 5.2 of the Collaboration Agreement, with the right to grant sublicenses subject to any applicable requirements set forth in this Agreement, under any other King Technology and King Patent Rights not set forth in subsection (b) hereof that are reasonably necessary to make products in the Field, including Products.

2.2.2 Outside the Territory. Beginning on the Closing Date and thereafter during the Term, outside the Territory (a) a non-exclusive, royalty-free license to Develop, make, use, sell, offer for sale, import and Market products in the Field, including Products, with the right to grant sublicenses subject to the terms set forth in Section 2.1.5 of this Agreement, under King Technology and King Patent Rights, solely to the extent any of the foregoing are Invented by King based on the use of PTI Technology or PTI Patent Rights or developed or acquired by King primarily for use in the Development, making, or Marketing of Products in the Collaboration, and (b) a right to obtain, on commercially reasonable terms, a non-exclusive, royalty-bearing license, with other appropriate terms, to Develop, make, use, sell, offer for sale, import and Market products in the Field, including Products, with the right to grant sublicenses subject to the terms set forth in Section 2.1.5 of this Agreement, under any other King Technology and King Patent Rights that are reasonably necessary to Develop, make, use, sell, offer for sale, import and Market products in the Field, including Products.

2.2.3 Post-Termination. In the event of the expiration of the Collaboration Agreement or a termination of the Collaboration Agreement pursuant to Section 9.2.2 thereof (by King at will) or by PTI pursuant to Section 9.2.3 thereof as a result of King’s breach, beginning on the effective date of such termination or expiration, (a) a non-exclusive, world-wide, royalty-free license to Develop, make, use, offer for sale, sell, import and Market products in the Field, including Products, (or, in the case of termination under Section 9.2.2(a) of the Collaboration Agreement with respect to a particular Product, only to Develop, make, use, offer for sale, sell, import and Market the Terminated Product, as defined therein), including the right to grant sublicenses without restriction, under King Technology and King Patent Rights, solely to the extent any of the foregoing are Invented by King based on the use of PTI Technology or PTI Patent Rights, or are developed or acquired by King primarily for use in the Development, making or Marketing of Products in the Collaboration, and (b) a right to obtain, on commercially reasonably terms, a non-exclusive, world-wide, royalty-bearing license to Develop, make, use, offer for sale, sell, import and Market products in the Field, including Products, (or, in the case of termination under Section 9.2.2(a) of the Collaboration Agreement with respect to a particular Product, only to Develop, make, use, offer for sale, sell, import and Market the Terminated Product, as defined therein), with other appropriate terms, including the right to grant sublicenses without restriction, under any other King Technology and King Patent Rights that are reasonably necessary to Develop, make, use, offer for sale, sell, import and Market products in the Field, including Products, (or, in the case of termination under Section 9.2.2(a) of the Collaboration Agreement with respect to a particular Product, only to Develop, make, use, offer for sale, sell, import and Market the Terminated Product, as defined therein). In the event of a termination of the Collaboration Agreement by King pursuant to Section 9.2.3 thereof as a result of PTI’s breach, PTI shall have the right to obtain, on commercially reasonable terms, a non-exclusive, world-wide, royalty-bearing license, with other appropriate terms, to Develop, make, use, offer for sale, sell, import and Market products in the Field, including Products, including the right to grant sublicenses without restriction, under King Technology and King Patent Rights, solely to the extent any of such King Technology and King Patent Rights are Invented by King based on the use of PTI Technology or PTI Patent Rights, or are developed or acquired by King primarily for use in the Development, making or Marketing of Products in the Collaboration. Except as set forth in this Section 2.2.3, Section 2.2.1 (with respect to Development of Products in the U.S. Territory and making of Products for use outside the Territory) or Section 2.2.5 (with respect to CTM), PTI shall have no right to Develop, make, use, offer for sale, sell, import or Market Products in the Territory.

2.2.4 Crain/Shen Drugs. Beginning on the Closing Date and during the Term hereof and, in the event of the expiration of the Collaboration Agreement or a termination of the Collaboration Agreement pursuant to Section 9.2.2 thereof (by King at will) or by PTI pursuant to Section 9.2.3 thereof as a result of King’s breach, continuing after the effective date of such termination or expiration, (a) a non-exclusive, world-wide, royalty-free license to develop, make, use, offer for sale, sell, import and market (i) Crain/Shen Drugs that do not incorporate the SABER Technology, and (ii) Crain/Shen SABER Drugs, with the right to grant sublicenses without restriction, under King Technology and King Patent Rights that are reasonably necessary to develop, make, use, offer for sale, sell, import and market Crain/Shen Drugs, solely to the extent any of such King Technology or King Patent Rights are Invented by King based on the use of PTI Technology or PTI Patent Rights or are or are developed or acquired by King primarily for use in the Development, making or Marketing of Products in the Collaboration, and (b) a right to obtain, on commercially reasonable terms, a non-exclusive, world-wide, royalty-bearing license to develop, make, use, offer for sale, sell, import and market (i) Crain/Shen Drugs that do not incorporate the SABER Technology, and (ii) Crain/Shen SABER Drugs, with other appropriate terms, with the right to grant sublicenses without restriction, under any other King Technology and King Patent Rights that are reasonably necessary to develop, make, use, offer for sale, sell, import and market Crain/Shen Drugs. For the avoidance of doubt, the licenses and rights granted by King to PTI under this Section 2.2.4 shall be exercisable by PTI only with respect to Crain/Shen Drugs that do not incorporate the SABER Technology or that are Crain/Shen SABER Drugs.

2.2.5 To Make CTM.PTI shall have, and hereby retains under the PTI Technology, PTI Patent Rights and PTI’s interest in the Joint Technology and Joint Patent Rights, (a) the exclusive right to make CTM, solely for use by King or its Affiliates or Sublicensees in novel formulations and dosage strengths for the conduct of Product Development in the Territory, and (b) the exclusive right to make CTM solely for use by PTI or its Sublicensees in the U.S. Territory in the Development of Products. King hereby grants to PTI a limited, exclusive license under the King Technology, King Patent Rights and King’s interest in the Joint Technology and Joint Patent Rights, to manufacture such CTM for use by PTI, King and the Affiliates and permitted licensees and Sublicensees of each in the Territory. The rights granted to and retained by PTI pursuant to this Section 2.2.5 shall be exercisable by PTI only as set forth under the Collaboration Agreement and for the conduct of the activities required in the performance of its obligations or exercise of its rights thereunder. PTI may sublicense its rights to make CTM of Products for use in the Territory hereunder; provided that King shall have the right to review, prior to execution, any such agreement that either (x) requires payments by a Party to a Third Party of greater than one hundred thousand U.S. dollars ($100,000) over the life of the contract or (y) is, in the judgment of the JOC, otherwise material, or reasonably likely to become material, to the Collaboration. King shall have the right to provide its comments to PTI on such agreements, which comments PTI will consider in good faith.

2.3 Joint Technology and Joint Patent Rights. Subject to the rights and licenses granted hereunder, each Party shall have the unrestricted right to use, license and otherwise exploit all Joint Technology and Joint Patent Rights, without accounting to the other Party or obtaining any approval of the other Party with respect thereto.

2.4 Fulfillment and Observance of Certain Obligations Under the DLA. Notwithstanding anything to the contrary herein, King acknowledges and agrees that PTI is subject to certain obligations under the DLA. In the event of any conflict between the terms of (a) this Agreement or the Collaboration Agreement and (b) the DLA, the terms of the DLA (to the extent valid and enforceable) shall govern PTI’s rights and obligations, and the rights and obligations of King hereunder (and under the Collaboration Agreement) are, and shall be, in all respects subject to the limitations placed on the rights granted to PTI under the DLA. In furtherance of the grant of rights set forth in this Section 2, PTI acknowledges that it is responsible for the fulfillment of its obligations under the DLA, except to the extent King has agreed to assume any such obligations pursuant to Sections 5 and 6 hereof or under the Collaboration Agreement. King hereby agrees to use commercially reasonable efforts to abide by the provisions of the DLA to the extent same are applicable to sublicensees, andto use commercially reasonable efforts to fulfill King’s obligations hereunder, and under the Collaboration Agreement, to Market and conduct Product Development (and, in the case of King’s exercise of its rights under Section 3.4.6 of the Collaboration Agreement, Development with respect to Remoxy). Additionally King agrees to use commercially reasonable efforts to fulfill King’s obligations under this Agreement and the Collaboration Agreement in a manner so as to enable PTI to remain in full compliance with PTI’s obligations under the DLA, to the extent King is obligated to do so under this Agreement or under the Collaboration Agreement. King shall not knowingly cause PTI to be in breach of or under the DLA. PTI shall not amend, terminate or cause to be terminated the DLA, if such amendment or termination would alter the rights or obligations of King under this Agreement or the Collaboration Agreement (it being expressly understood and agreed that any modification to any of the financial provisions of the DLA shall be deemed to alter the rights or obligations of King under this Agreement), without the prior written consent of King, not to be unreasonably withheld. PTI shall have the right to amend the DLA without the consent of King if, and only if, such amendment does not in any way alter the rights or obligations of King hereunder or under the Collaboration Agreement; provided, however, that if any such amendment of the DLA results in a financial benefit to PTI or a reduction in financial obligations of PTI to Durect, then PTI and King shall negotiate in good faith sharing such benefit or reduction with King. Similarly, PTI shall not exercise or fail to exercise any of PTI’s material rights or obligations under the DLA to the extent such exercise or failure to exercise would alter the rights or obligations of King under this Agreement or the Collaboration Agreement, without the prior written consent of King, not to be unreasonably withheld. At the reasonable request of King, PTI shall exercise such rights and make such requests with respect to Products as are permitted under the DLA, and PTI hereby agrees to permit one designee of King to participate in all regularly scheduled meetings and, to the extent practicable, all unscheduled material meetings and telephone discussions, of the Joint Development Team (as such term is defined in the DLA). PTI will use commercially reasonable efforts to comply with all obligations and duties under the DLA including any provisions necessary to maintain in effect any rights sublicensed to King hereunder and the exclusive nature of such rights, including the preservation of King’s rights hereunder in the event that PTI shall breach or default on its obligations under the DLA. If PTI should at any time breach or default on the DLA or become unable to timely perform its obligations thereunder, or receive notice that it may be, is or is deemed to be in breach or default of the DLA or has otherwise given rise to a right on Durect’s part to terminate PTI’s license in whole or in part, PTI shall immediately notify King, and King shall be permitted to cure such breach or default, in accordance with the terms and conditions of the DLA or otherwise resolve such breach or default directly with Durect; provided that such cure or resolution shall not diminish the rights of PTI under the DLA. If the DLA should terminate or expire for any reason other than termination as a consequence of King’s breach or default of its obligations under this Agreement or the Collaboration Agreement, then King’s sublicensed rights thereunder shall continue in full force and effect provided that King promptly agrees in writing to be bound by the applicable terms and conditions of the DLA, and PTI shall take whatever reasonable steps and perform whatever reasonable acts are reasonably necessary or helpful to ensure that King’s sublicense continues, mutatis mutandis, in full force and effect.

2.5 No Other Rights. King hereby receives no rights to utilize PTI Technology or PTI Patent Rights except as expressly set forth herein. PTI hereby receives no rights to utilize King Technology or King Patent Rights except as expressly set forth herein.

2.6 Reimportation. PTI hereby acknowledges and agrees that it has granted to King hereunder exclusive rights to Market, distribute, offer for sale, sell, and import Products, and manufacture or have manufactured Products for sale in the Territory, in each case within the Territory, as set forth in Section 2.1 hereof. PTI acknowledges and agrees that PTI has no right to, and shall not, and shall not grant any right or license to any of its Affiliates, licensees, Sublicensees or other Third Parties, directly or indirectly, under the PTI Patent Rights, the PTI Technology, the Joint Patent Rights, the Joint Technology, the King Patent Rights or the King Technology in the Territory, to (a) sell, distribute, have distributed, offer for sale, have sold, import or have imported Products or (b) manufacture or have manufactured Products, except to the extent expressly permitted in Section 2.2.1 or 2.2.5 hereof, and shall not grant any such right to any Affiliate or Third Party outside the Territory if PTI knows or has reason to know that such Third Party intends to undertake any such activities in the Territory. PTI shall use commercially reasonable efforts to prevent, in the Territory, the making of any Products by PTI or any of its Affiliates, licensees, Sublicensees or other Third Parties (except to the extent permitted in Section 2.2 hereof) and the selling, distribution, offer for sale and importation of Products by PTI or any of its Affiliates, licensees, Sublicensees or other Third Parties. In the event PTI fails to use such commercially reasonably efforts, and any Products are sold, distributed, offered for sale, or imported by PTI or any of its Affiliates, licensees, Sublicensees or other Third Parties in the Territory, King shall be entitled to adjust its royalty obligations payable pursuant to Sections 6.1.1 and 6.1.4 hereof in an amount adequate to compensate King for lost profits incurred as a result of such unauthorized sale, distribution, offer for sale or importation.

2.7 Crain/Shen SABER Drugs.The Parties acknowledge and agree that PTI retains the exclusive right to develop, make, use, offer for sale, sell, import and otherwise commercialize Crain/Shen Drugs. Notwithstanding the foregoing, PTI agrees that it shall not make, use, offer for sale, sell import or otherwise commercialize any Crain/Shen Drugs which incorporate the SABER Technology, other than Crain/Shen SABER Drugs. PTI agrees that it will not undertake, initiate or continue any development activities directed towards a Crain/Shen SABER Drug that contains oxycodone as the opioid agonist for a period of eighteen (18) months from the Closing Date. If any Crain/Shen SABER Drug is sold by PTI, its Affiliates or Sublicensees in any country in the Territory in which a corresponding Product that contains the same opioid agonist as its API has already received Regulatory Approval, then King’s royalty obligations to PTI pursuant to Sections 6.1.1 and 6.1.4 hereof with respect to Net Sales of and sublicensing revenue derived from such Product in such country shall automatically and immediately be reduced by fifty (50%) of their original amount (as specified in Sections 6.1.1 and 6.1.4 of this Agreement, respectively). If any Crain/Shen SABER Drug receives Regulatory Approval in any country in the Territory in which the corresponding Product containing the same opioid agonist as its API has not already received Regulatory Approval, then, at King’s sole discretion, King may elect either (a) not to conduct Product Development, seek Regulatory Approval, or Market such corresponding Product in the relevant country in the Territory, pursuant to Section 3.4.12 of the Collaboration Agreement, in which case, notwithstanding anything to the contrary in this Agreement or the Collaboration Agreement, King’s diligence obligations hereunder and under the Collaboration Agreement with respect to such corresponding Product in such country in the Territory shall be waived and King shall have no obligation to designate a replacement Product to be Developed or Marketed instead of such corresponding Product in such country in the Territory or (b) to Market such corresponding Product, in which case King’s royalty obligations to PTI pursuant to Sections 6.1.1 and 6.1.4 hereof with respect to Net Sales of and sublicensing revenue derived from such Product in such country or region shall automatically and immediately be reduced by fifty (50%) of their original amount (as specified in Section 6.1.1 and 6.1.4 of this Agreement, respectively). King’s right to reduce payments otherwise due to PTI pursuant to this Section 2.7 shall be effective immediately upon the First Commercial Sale of the relevant Crain/Shen SABER Drug in the relevant country or region and continue for so long as such Crain/Shen SABER Drug is being sold in such country or region by PTI, its Affiliates, licensees or Sublicensees. Notwithstanding anything herein or in the Collaboration Agreement to the contrary, PTI shall at all times be and remain liable and responsible for any and all royalty, milestone and other payments due to Durect under the DLA with respect to any and all Crain/Shen SABER Drugs, and PTI shall be solely responsible and liable to Durect with respect to the diligence obligations pertaining to the relevant Crain/Shen SABER Product. In the event King elects not to launch a Product pursuant to Section 2.7(a) hereof, PTI shall be solely responsible and liable to Durect with respect to the diligence obligations pertaining to the relevant Product in the relevant country or region.

3.	INTELLECTUAL PROPERTY RIGHTS

3.1 Disclosure. Each Party shall, through its Patent Coordinator, keep the other Party reasonably informed regarding developed or acquired King Background Technology or PTI Background Technology, as applicable, as well as all Technology that is invented, made or developed in the course of carrying out the Development and Marketing Program (or the manufacture of Products) by employees or Consultants of such Party or its Affiliates, alone or jointly with employees or Consultants of the other Party or its Affiliates. The provisions of this Section 3 shall apply to rights in the Technology invented, made or developed by or on behalf of PTI or King, or both, during the course of carrying out the Development and Marketing Program (including the manufacture of Products in connection therewith).

3.2 Ownership.The terms and conditions of this Agreement, including this Section 3 are expressly subject to the applicable terms and conditions of (including restrictions and limitations and the pre-existing rights and obligations of Durect pursuant to) the DLA, and to the extent the DLA expressly requires the assignment of any of the PTI Technology, PTI Patent Rights, King Technology, King Patent Rights, Joint Technology or Joint Patent Rights to Durect, PTI and King hereby agree to assign same in accordance with the terms and conditions of the DLA. To the extent not inconsistent with the terms of the DLA, the ownership of Technology and Patent Rights shall be as follows:

3.2.1 PTI Intellectual Property Rights. PTI shall have sole and exclusive ownership of all right, title and interest on a world-wide basis in and to any and all PTI Technology and PTI Patent Rights, with full rights to license or sublicense, subject to the obligations to King as set forth herein.

3.2.2 King Intellectual Property Rights. King shall have sole and exclusive ownership of all right, title and interest on a world-wide basis in and to any and all King Technology and King Patent Rights, with full rights to license or sublicense, subject to the obligations to PTI as set forth herein.

3.2.3 Joint Technology Rights. King and PTI shall jointly own all Joint Technology and Joint Patent Rights, subject to the rights of, and the licenses granted to, each Party hereunder. Subject to the rights of, and the licenses granted to, each Party hereunder, the Parties hereby agree that as joint owners of such rights, each Party may use or license or sublicense to any Affiliate or Third Party or otherwise exploit all such rights for any or all purposes without restriction outside the Field and neither Party shall have any obligation to account to the other Party for profits or to obtain any approval of the other Party with respect thereto.

3.2.4 Patent Coordinators. PTI and King shall each appoint a patent coordinator (each, a “Patent Coordinator” and, collectively, the “Patent Coordinators”), reasonably acceptable to the other Party, who shall serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement. Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party.

3.2.5 Inventorship. The JOC, with the advice of the Patent Coordinators and, in the event of a dispute between the Parties, their legal counsel, shall determine the inventorship of any subject matter arising hereunder according to the principles set forth in this Section 3.2.5. Solely for purposes of determining ownership of any PTI Patent Rights, King Patent Rights and Joint Patent Rights and the rights and obligations of the Parties hereunder, the inventorship standards contained in United States patent law shall apply. For the avoidance of doubt, the inventorship set forth in any particular patent application or patent within the PTI Patent Right, King Patent Right or Joint Patent Right shall be made, as a legal matter, in accordance with the patent laws of the relevant jurisdiction. The JOC, with the advice of the Patent Coordinators, shall also, in the case of dispute, make the determination as to whether an invention is King Technology, PTI Technology or Joint Technology. If the JOC cannot resolve the dispute, it shall be resolved by independent patent counsel, not otherwise engaged by either Party, selected by the Patent Coordinators. The reasonable expenses of such independent patent counsel shall be shared equally by the Parties.

4.	FILING, PROSECUTION AND ENFORCEMENT OF PATENT RIGHTS

4.1 DLA. The terms and conditions of this Section 4 are expressly subject to the pre-existing rights and obligations of Durect pursuant to the DLA. To the extent the DLA permits PTI or its Sublicensees (as such term is defined in the DLA) to prepare, file, prosecute, maintain or enforce intellectual property rights, or defend against a claim of infringement or misappropriation, PTI hereby grants such rights to King as follows.

4.2 Patent Prosecution. During the Term of this Agreement, with respect to any Patent Rights arising hereunder:

4.2.1 PTI, acting through patent attorneys or agents of its choice, shall be responsible for the preparation, filing, prosecution (including the application for and conduct of any re-examination, reissue, term extension or similar procedure) and maintenance of all patents and patent applications claiming the PTI Patent Rights and the conduct of any interferences, the defense of any oppositions or other similar procedures with respect thereto, and King shall reimburse PTI for half of all documented reasonable costs actually incurred directly in connection therewith in the Territory. At PTI’s request, King shall reasonably cooperate with and assist PTI in connection with such activities. PTI agrees to consider in good faith any reasonable request King may make in connection with such activities related to the PTI Patent Rights that are (a) licensed by PTI from Durect pursuant to the DLA or (b) actually then being used in the Development Program or are, in the judgment of the JOC, reasonably likely to be used or useful in the Development, manufacture or Marketing of any Products hereunder or under the Collaboration Agreement, in accordance with the terms and conditions of Article XII of the DLA.

4.2.2 King, acting through patent attorneys or agents of its choice, shall be responsible for the preparation, filing, prosecution (including the application for and conduct of any re-examination, reissue, term extension or similar procedure) and maintenance of all patents and patent applications claiming the King Patent Rights and the Joint Patent Rights and the conduct of any interferences, the defense of any oppositions or other similar procedures with respect thereto, in each case at King’s sole expense. At King’s request, PTI shall reasonably cooperate with and assist King in connection with such activities.

4.2.3 Except as expressly provided in Section 8, neither Party makes any warranty with respect to the validity, perfection or dominance of any patent or other proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the manufacture or sale of any Product. Each Party agrees to bring to the attention of the JOC any patent or patent application it discovers which relates to the rights of either Party under this Agreement.

4.3 Information and Cooperation in Prosecution. Each Party responsible for the preparation, filing, prosecution and maintenance of Patent Rights as described in Section 4.2 (the “Filing Party”) shall keep the JOC regularly informed of the status of the Patent Rights for which it is responsible in accordance with Section 4.2, in each case to the extent such Patent Rights are (a) licensed by PTI from Durect pursuant to the DLA or (b) actually then being used in the Development Program or are, in the judgment of the JOC, reasonably likely to be used or useful in the Development, manufacture or Marketing of any Products hereunder or under the Collaboration Agreement. The Filing Party shall provide the Patent Coordinator of the other Party with copies of all filings and correspondence with the patent offices, administrative boards or courts which the Filing Party sends or receives in connection with the activities described in Section 4.2 with respect to such Patent Rights, within twenty (20) days of receipt and at least twenty (20) days prior to filing, respectively, including copies of each patent application, office action, response to office action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension and request for reissue or reexamination. The Filing Party shall give good faith consideration to the other Party’s comments. The Filing Party shall carefully follow the advice and direction of the JOC with respect to strategy for the Patent Rights for which it is responsible.

4.4 Abandonment. Subject to the pre-existing rights and obligations of Durect pursuant to the DLA, to the extent applicable to those PTI Patent Rights licensed by PTI from Durect thereunder or to DURECT Inventions (as such term is defined in the DLA) developed by or on behalf of either Party under the Collaboration, if a Filing Party decides to abandon or to allow to lapse any of its Patent Rights described in this Agreement, the Filing Party shall inform the other Party and the JOC at least forty-five (45) days prior to the effective date of such decision, and the JOC shall decide what actions should be taken with respect to such Patent Rights. If the JOC has not reached a decision fifteen (15) days prior to such effective date, then the non-Filing Party shall have the right, at the non-Filing Party’s expense, to take any actions it deems reasonably necessary and appropriate to prevent the abandonment or lapse of the relevant Patent Rights, in the Filing Party’s name, in order to maintain the status quo. The Filing Party hereby authorizes the non-Filing Party to make, constitute, and appoint any representative as the non-Filing Party may select, in its sole discretion, as the true and lawful attorney-in-fact for the Filing Party, with power to endorse the Filing Party’s name on all applications, documents, papers, and instruments necessary or desirable for the non-Filing Party to give effect to the provisions of this Section 4.4 and the intent of the Parties hereto. This power of attorney is coupled with an interest and is supported by the consideration set forth in this Agreement. The Filing Party hereby ratifies all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof. This power of attorney is irrevocable until the earlier of the expiration of the last to expire of the PTI Patent Rights, King Patent Rights and Joint Patent Rights and the termination of this Agreement. In rendering its determination, the JOC shall decide how to respond to the activities of such non-Filing Party, what the rights of the Parties shall be with respect to the relevant Patent Rights, and how to allocate responsibility for any costs incurred in connection with same.

4.5 Actual or Threatened Infringement.

4.5.1 In the event either Party becomes aware of any probable infringement or unauthorized possession, knowledge or use of any Patent Right or Technology that is (a) licensed by PTI from Durect pursuant to the DLA or (b) actually then being used in the Development Program or, in the reasonable judgment of such Party, reasonably likely to be used or useful in the Development, manufacture or Marketing of any Products hereunder or under the Collaboration Agreement (collectively, an “Infringement”), that Party shall notify the JOC and other Party within thirty (30) days and shall provide each with full details (an “Infringement Notice”). The JOC shall decide what actions are to be taken with respect to such matters, subject to the provisions of this Section 4.5.

4.5.2 As between the Parties, King shall have the first right and option, but not the obligation, to prosecute or prevent the Infringement in the Territory of or relating to (a) King Patent Rights, King Technology, Joint Patent Rights or Joint Technology, (b) PTI Patent Rights and PTI Technology (whether or not licensed from Durect pursuant to the DLA) that are actually then being used in the Development Program or, in the judgment of the JOC, reasonably likely to be used or useful in the Development, manufacture or Marketing of any Products hereunder or under the Collaboration Agreement or (c) any continuations, divisionals, continuations-in-part (to the extent any of the asserted claims are entitled to claim priority to the filing date of any of the PTI Patent Rights identified in subsection (b) of this Section 4.5.2), patents of addition, and substitutions of the PTI Patent Rights identified in subsection (b) of this Section 4.5.2, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing PTI Patent Rights. If King does not commence a suit, action or proceeding to prosecute, or otherwise take steps to prevent or terminate such Infringement within one hundred eighty (180) days from any Infringement Notice or, in the case of a certification filed pursuant to 21 U.S.C. 355(j)(2)(A)(vii)(IV), twenty (20) days, then PTI shall have the right and option to take such action as PTI will consider appropriate to prosecute or prevent such Infringement, but only if, with respect to King Patent Rights and King Technology, such King Patent Rights and King Technology are actually then being used in the Development Program or are, in the judgment of the JOC, reasonably likely to be used or useful in the Development, manufacture or Marketing of any Products hereunder or under the Collaboration Agreement. If the Party prosecuting an Infringement in accordance with this Section 4.5 determines that it is necessary or desirable for the other Party to join any such suit, action or proceeding, the other Party shall, upon written notice from the prosecuting Party, referencing this Section 4.5, and at the prosecuting Party’s expense, execute all papers and perform such other acts as may be reasonably required in the circumstances for the prosecuting Party to exercise its rights under this Section 4.5, including for purposes of maintenance of standing or to otherwise prosecute such Infringement.

4.5.3 At King’s reasonable request, PTI agrees to consider in good faith any reasonable request in connection with any suit, action or proceeding brought by Durect and relating to those PTI Patent Rights and PTI Technology Rights that are (a) licensed by PTI from Durect pursuant to the DLA or (b) actually then being used in the Development Program or, in the judgment of the JOC, reasonably likely to be used or useful in the Development, manufacture or Marketing of any Products hereunder or under the Collaboration Agreement, in accordance with the terms and conditions of Article XII of the DLA.

4.5.4 Allocation of Costs and Damages Award.Each Party shall have the right, at its sole expense, to be represented by counsel of its own selection in any suit, action or proceeding instituted in accordance with this Section 4.5 by the other Party for Infringement. The Party initiating a suit, action or proceeding pursuant to this Section 4.5 shall bear all other costs incurred by the Parties in connection therewith, and all damages, costs or other monetary awards shall first be used to reimburse such initiating Party, then to reimburse the other Party for all reasonable attorneys’ fees incurred in connection with such Party’s separate representation, and the remainder, if any, shall be shared 75% to the Party initiating the suit and 25% to the other Party.

4.6 Defense of Claims.

4.6.1 Notice and Conduct of Action.In the event that any suit, action or proceeding is brought against PTI or King or any Affiliate or Sublicensee of either Party alleging the infringement of the Technology, Patent Rights or other intellectual property rights of a Third Party by reason of any Party’s activities performed in accordance with this Agreement or by reason of the manufacture, use or sale of any Product in accordance herewith or with the Collaboration Agreement, then, subject to the pre-existing rights of Durect pursuant to the DLA, to the extent applicable to those PTI Patent Rights or PTI

Technology licensed by PTI from Durect thereunder or to DURECT Inventions (as such term is defined in the DLA) developed by or on behalf of either Party under the Collaboration, King shall assume control of the defense of any action, suit or proceeding at its expense. Each Party will give the other Party prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish the other Party a copy of each communication relating to the alleged infringement. King may join PTI as a party to the suit, action or proceeding and PTI shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the conduct of such suit, action or proceeding. In the event PTI joins in any such action, suit or proceeding, PTI shall have the right to separate counsel in such action, suit or proceeding. All costs and expenses incurred in connection with any suit, proceeding or action under this Section 4.6 shall be borne solely and exclusively by King, including all attorneys fees; provided that if PTI elects to obtain separate counsel, PTI shall bear the costs of such separate representation unless in the reasonable opinion of PTI’s counsel, either (a) one or more significant defenses are available to PTI that are not available to King or (b) a conflict or potential conflict exists between PTI and King that would make separate representation advisable.

4.6.2 Consequences of Action. The Parties shall examine and discuss in good faith the consequences of any actual or threatened suit, action or proceeding alleging infringement of the Technology, Patent Rights or other intellectual property rights of a Third Party with respect to activities under this Agreement or the Collaboration Agreement. In the event any such suit, action or proceeding, or threat thereof, results in an obligation on King to pay royalties, milestones, damages, costs, expenses or any other financial consideration to any Third Party, whether by court order, consent decree, settlement or license agreement or otherwise, King shall be entitled to deduct from such payments from the amounts owing to PTI hereunder, as follows: The corresponding royalty amounts otherwise owing to PTI hereunder shall be reduced by fifty percent (50%) of such royalty payments to such Third Party; provided that in no event will the royalty payments payable to PTI hereunder be reduced by more than fifty percent (50%) of their original amount (as specified in Sections 6.1.1 and 6.1.4 of this Agreement). The milestone amounts otherwise owing to PTI hereunder shall be reduced by fifty percent (50%) of such milestone payments to such Third Party; provided that if and when King’s outstanding milestone obligations to PTI are insufficient to permit full offset of the creditable Third Party milestone amounts, then King shall be entitled to offset 50% of the remaining Third Party milestone amounts against the royalty payments payable to PTI hereunder, until all of the creditable Third Party milestone payments have been offset; provided that at no time will the royalty payments payable by PTI hereunder be reduced by more than fifty percent (50%) of their original amount (as specified in Sections 6.1.1 and 6.1.4 of this Agreement).

4.7 Cooperation in Litigation. PTI and King shall each, and shall cause, to the extent it has the right to do so, each of its Affiliates to, require each past or present employee, consultant, representative, contractor, agent or other individual under the custody or control of such Party (including any such individual that is, or is identified as, an inventor of any of the PTI Patent Rights, the King Patent Rights or the Joint Patent Rights) to cooperate with the other Party, its attorneys, agents, successors and assigns, to litigate and to otherwise protect any and all of the King Patent Rights, the PTI Patent Rights and the Joint Patent Rights or to defend against any Third Party suit, in each case as such other Party may request, including to (a) execute such documents, sign all lawful papers, and make all rightful oaths as the party with primary responsibility hereunder for the relevant litigation deems reasonably necessary or appropriate in connection with same; (b) communicate any relevant facts known or reasonably available to such Party or its Affiliates; (c) provide testimony for and make available relevant documents, things, records, papers, information, samples and specimens within its possession, custody and control, as requested; and (d) generally do everything reasonably necessary to obtain and enforce proper protection for the King Patent Rights, the PTI Patent Rights and the Joint Patent Rights in accordance with this Agreement. No Party shall compromise, litigate, settle or otherwise dispose of any suit, action or proceeding under Section 4.5 or 4.6 without the advice and prior consent of the JOC.

4.8 Trademark Prosecution. King shall own all right, title and interest in and to the Product Trademark and PTI hereby assigns same to King and shall execute such assignment documents as King reasonably requests for purposes of recording the foregoing assignment. King shall have the right, at its own expense, and using mutually acceptable outside counsel, to file, prosecute, defend and maintain before all trademark offices the Product Trademarks.

5.	DILIGENCE

5.1 Reasonable Diligence By King. King shall use commercially reasonable efforts and diligence to Market Products and shall allocate resources and personnel thereto consistent with contemporaneous reasonable scientific and business practices and judgments in the pharmaceutical industry for products with similar commercial value, market potential and profitability, in accordance with the terms and conditions of the Collaboration Agreement. King shall use commercially reasonable efforts to Commercialize (as such term is defined in the DLA) Products, in accordance with PTI’s rights and obligations pursuant to Section 8.5 of the DLA as set forth herein and in the Collaboration Agreement.

6.	CONSIDERATION

6.1 Payable by King. In consideration for the rights and licenses granted herein, King shall pay PTI the following:

6.1.1 Royalties on King’s Net Sales. Beginning with the First Commercial Sale and except as provided in Section 6.1.2, King shall pay to PTI a running royalty equal to fifteen percent (15%) of Net Sales of Product by King or its Affiliates or Sublicensees in the Territory to the extent the sale of such Product, until the total aggregate Net Sales of all Products sold by King or its Affiliates or Sublicensees in the Territory equals $1 billion, inclusive. When the total aggregate Net Sales of all Products sold by King or its Affiliates or Sublicensees in the Territory exceeds $1 billion, then King shall thereafter, for the Term of this Agreement and except as provided in Section 6.1.2, pay to PTI a running royalty equal to twenty percent (20%) of Net Sales of Product by King or its Affiliates or Sublicensees in the Territory.

6.1.2 No Patent Coverage. In the event that the sale of any Product is not (i) covered by a Valid Claim of the PTI Patent Rights, or (ii) otherwise entitled to market exclusivity, in each case at the time and in the country of its sale, King and its Affiliates and Sublicensees shall be entitled to reduce the running royalties on Net Sales of such Products in such country at a rate equal to one-half of the royalty rate that would otherwise be owed with respect to such Net Sales under Section 6.1.1 above.

6.1.3 Amounts Payable Under the DLA. In accordance with the terms and conditions of the DLA, King shall pay to PTI, and PTI shall pay to Durect (or, at PTI’s request, King shall pay directly to Durect), (a) those milestones owed by PTI to Durect under Sections 9.2 and 9.3 of the DLA, to the extent not accrued prior to the Closing Date, and (b) those royalties owed by PTI under Section 9.5 of the DLA solely to the extent attributable to Net Sales (as defined in the DLA) by King its Affiliates or Sublicensees of Licensed Product (as defined in the DLA) in the Territory (as defined in this Agreement). In no event shall King be liable to PTI for any royalty amounts owed by PTI to Durect on Net Sales (as defined in the DLA) of Licensed Product (as defined in the DLA) by or on behalf of PTI or an Affiliate, licensee or Sublicensee of PTI (other than King and King’s Affiliates, licensees and Sublicensees), to the extent PTI is permitted to sell or have sold Licensed Product (as defined in the DLA) hereunder or under the Collaboration Agreement, nor for any other payments payable by PTI to Durect under the DLA. King’s payment obligations pursuant to this Section 6.1.3 shall continue only for so long as King’s sublicensed rights under the DLA remain in effect; provided that if any of King’s sublicensed rights under the DLA become non-exclusive for reasons other than a breach by King of its obligations hereunder or under the Collaboration Agreement, then King and PTI shall negotiate in good faith an appropriate reduction in King’s financial obligations hereunder and under the Collaboration Agreement.

6.1.4 Sublicensing Revenue. In the event King enters into an agreement sublicensing to a Third Party the rights and licenses granted to it pursuant to Section 2.1 hereof to Develop, Market, distribute, offer for sale, sell, import or otherwise commercialize Products in the ROW, King shall pay to PTI fifty percent (50%) of all up-front, milestones and other economic consideration received by King from such Third Party in exchange for the grant of such rights, which up-front, milestones and other payments shall be subject to Sections 6.2, 6.3 and 6.4 hereof.

6.2 Records and Reporting. King shall maintain, and shall require that its Affiliates, licensees and Sublicensees maintain, in accordance with GAAP, complete and accurate books of account containing all particulars relevant to King’s, its Affiliates’ and Sublicensees’ sales of Products in sufficient detail to allow calculation and verification of all royalties and other payments payable to PTI hereunder. Such books of account, as well as all reasonably necessary supporting data, shall be kept at the principal place of business of King for the five (5) years following the end of the Calendar Year to which each shall pertain, and shall be open for inspection by an independent certified public accountant reasonably acceptable to King, upon reasonable notice during normal business hours at PTI’s expense, as the case may be, for the sole purpose of verifying quarterly payment statements or compliance with this Agreement. In the event the inspection determines that royalties due to PTI for any period have been underpaid by five percent (5%) or more in any given Calendar Year, then King shall pay for all costs of the inspection, as well as make any payments required to remedy the overstatement. King will use commercially reasonable efforts to ensure that PTI is granted the right to audit King’s Sublicensees’ financial records, as provided herein; provided that, to the extent that King does not obtain that right for PTI, King shall obtain for itself such right and, at the request of PTI, King shall exercise such audit right with respect to such Sublicensees and provide the results of such audit for inspection by PTI pursuant to this Section 6.2. All royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the prime rate published in The Wall Street Journal, New York edition, on the due date. The payment of such interest shall not foreclose PTI from exercising any other rights it may have as a consequence of the lateness of any payment. All information and data reviewed in the inspection shall be used only for the purpose of verifying royalties and shall be treated as King’s Confidential Information subject to the obligations of this Agreement. No audit shall be conducted hereunder more frequently than once during any twelve (12)-month period. The results of each audit, if any, shall be binding on both Parties. Any dispute regarding the results of any such inspection hereunder shall be subject to the dispute resolution provisions of Section 2.3 of the Collaboration Agreement; provided that if King is the Party with final decision-making authority over the subject matter in dispute, and the CEO’s are unable to reach agreement even after good faith discussions in accordance with Section 2.3 of the Collaboration Agreement, then the dispute shall not be subject to the sole discretion of either Party but shall be subject to arbitration pursuant to the provisions of Section 2.3.3 of the Collaboration Agreement.

6.3 Quarterly Payments and Reports. In each year the amount of royalty due shall be calculated quarterly as of the end of each Calendar Quarter and shall be paid quarterly within the forty-five (45) days next following such date. Every such payment shall be supported by the accounting described herein. All royalties due hereunder are payable in United States dollars. When Products are sold for currency other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in The Wall Street Journal, New York edition on the last business day of the Calendar Quarter in which such sales were made.

6.4 Accounting Reports. With each quarterly payment, King shall deliver to PTI a full and accurate accounting to include at least the following information:

6.4.1 Quantity of Product manufactured and sold, by country, by King, its Affiliates and Sublicensees, (including the quantity of Product subject to a royalty;

6.4.2 Total sales for each Product by King, its Affiliates and Sublicensees, by country and, to the extent used in any royalty calculations during such quarter, the exchange rate set forth herein;

6.4.3 Deductions applicable as provided herein or as otherwise agreed by the Parties and all Net Sales calculations;

6.4.4 Total up-front payments, milestone payments and other payments and compensation received by King from its Sublicensees in connection with the grant of a sublicense of the rights and licenses granted to it pursuant to Section 2.1; and

6.4.5 Total royalties and other payments and compensation payable to PTI.

If no royalties or other payment or compensation is due to PTI in such Calendar Quarter, King shall so report.

6.5 Withholding Taxes. All payments made by a Party hereunder shall be made to the other Party free and clear of any Taxes. If a Party is required by law to deduct or withhold any Taxes from any payment made hereunder, then such Party shall (a) make such deductions and withholdings; (b) pay the full amount deducted or withheld to the relevant taxing authority or other applicable governmental authority; and (c) promptly provide the other Party with written documentation of any such payment that, if applicable, shall be in a form sufficient to satisfy the requirements of the United States Internal Revenue Code relating to a claim by such other Party for a foreign tax credit in respect of such Tax payment. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalty payments in United States dollars is restricted or forbidden, written notice thereof shall promptly be given by King to PTI, and such payment shall be made by the deposit thereof in local currency to the credit of PTI in a recognized banking institution designated by PTI. When in any country in the Territory, the law or regulations prohibit both the transmittal and the deposit of payments, such payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all payments that King would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

7.	TERM AND TERMINATION

7.1 Term. Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement shall continue until the scheduled expiration (and not the earlier termination) of the Collaboration Agreement (the “Term”), except to the extent any of the rights licensed by PTI from Durect under the DLA and sublicensed to King hereunder expire or terminate earlier, pursuant to the terms and conditions of the DLA.

7.2 Termination. This Agreement shall be terminable only upon the conditions and in the manner specified in the Collaboration Agreement, in conjunction with a termination of the Collaboration Agreement, on a Product-by-Product basis or in its entirety. For the avoidance of doubt, termination of the Collaboration Agreement shall automatically terminate this Agreement.

7.3 Accrued Obligations. Any termination of this Agreement for any reason does not relieve either Party of any obligation or liability accrued prior to the termination or rescind anything done by either Party, and the termination does not affect in any manner any rights of either Party arising under this Agreement prior to the termination.

7.4 Treatment Upon Bankruptcy.

7.4.1 Assumption and Assignment of Agreement.

7.4.1.1 Notwithstanding any other provision of this Agreement, the Collaboration Agreement, or any other related agreements, each Party hereby consents to the assumption of this Agreement by the other Party (the “Debtor Party”) in any case commenced by or against the Debtor Party under the Bankruptcy Code to the extent that such consent is required under Section 365(c)(1) of the Bankruptcy Code, but only if the Debtor Party is otherwise entitled to assume this Agreement under the applicable requirements of the Bankruptcy Code. The sole purpose of the foregoing consent is to overcome any restriction potentially imposed by Section 365(c)(1) of the Bankruptcy Code on the Debtor Party’s assumption of this Agreement in a bankruptcy case concerning the Debtor Party. It is not intended to limit any other rights of the other Party (the “Non-Debtor Party”) under this Agreement or any provision of the Bankruptcy Code, including Section 365(c)(1). The foregoing consent applies only to the assumption of this Agreement by the Debtor Party and does not apply to the Debtor Party’s assignment of this Agreement or any rights hereunder to a Third Party.

7.4.1.2 Notwithstanding any other provision of this Agreement (including Sections 7.4.1.3 and 12.9), the Collaboration Agreement, or any other related agreements, the Non-Debtor Party hereby consents to the assignment of this Agreement by the Debtor Party to a Third Party solely in connection with a sale of all or substantially all of the Debtor Party’s business or assets relating to this Agreement and the Collaboration Agreement to such Third Party, pursuant to an orderly sale process under

Section 363 of the Bankruptcy Code or a confirmed plan under Section 1129 of the Bankruptcy Code, that contemplates the continued operation of the purchased business or assets and, if PTI is the Debtor Party, the retention of the Existing Management Team, provided that such Third Party promptly agrees in writing to be bound by the terms and conditions of this Agreement and the Debtor Party is otherwise entitled to assign this Agreement under the applicable requirements of the Bankruptcy Code. The sole purpose of the foregoing consent is to overcome any restriction potentially imposed by Section 365(c)(1) of the Bankruptcy Code on the Debtor Party’s assignment of this Agreement under the specific circumstances described in this Section 7.4.1.2. It is not intended to limit any other rights of the Non-Debtor Party under this Agreement or any provision of the Bankruptcy Code, including Section 365(c)(1), or to apply to the assignment of this Agreement in any other context.

7.4.1.3 Notwithstanding any other provision of this Agreement (including Section 12.9), the Collaboration Agreement, or any other related agreements, but subject to Section 7.4.1.2 above, the Debtor Party may only assign this Agreement to a Third Party in any case commenced by or against it under the Bankruptcy Code with the prior written consent of the Non-Debtor Party.

7.4.2 Intellectual Property Rights. This Agreement and all rights related to and licenses of intellectual property granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. In addition to any other rights, elections and remedies under this Agreement, any related agreements, the Bankruptcy Code, or any other Applicable Law, upon a written request under Section 365(n) of the Bankruptcy Code, the Non-Debtor Party shall be entitled to complete access to any intellectual property of the Debtor Party pertaining to the rights granted in the licenses under this Agreement, all embodiments of such intellectual property and all documents, material, data, records, analyses, and information related thereto (including all clinical data, INDs, NDAs, Regulatory Approvals, Regulatory Filings, and all other documentation reasonably useful in respect of Product in the Territory in the Field). This Agreement, the Collaboration Agreement and any other related agreements (to the extent such agreements do not constitute licenses of intellectual property under the Bankruptcy Code) shall be considered agreements supplementary (as such term is used in Section 365(n) of the Bankruptcy Code) to this Agreement.

7.4.3 Rejection in Bankruptcy. Any rejection of this Agreement by the Debtor Party pursuant to Section 365 of the Bankruptcy Code shall constitute a material breach of this Agreement not subject to notice or cure. Upon any such rejection, all rights, elections and remedies of the Non-Debtor Party to this Agreement (including under Section 365 of the Bankruptcy Code) are expressly reserved. Further, upon any such rejection, the Parties intend and agree that the Non-Debtor Party may elect to retain its rights under this Agreement pursuant to Section 365(n) of the Bankruptcy Code and that such election shall, among other things, entitle the Non-Debtor Party to invoke and exercise all of its rights to any intellectual property under this Agreement, the Collaboration Agreement, and any other related agreements.

7.5 Survival. The terms and conditions of the following provisions shall survive termination or expiration of this Agreement for as long as necessary to permit their full discharge: Articles 9, 11 and 12, the definitions set forth in Annex A, and Sections 2.2.3, 2.2.4, 3.2.1, 3.2.2, 3.2.3, 7.3, 7.5, 10.1, the obligations of the Parties set forth in the first two sentences of Section 10.2, and Sections 6.2, 6.3, 6.4 and 6.5 with respect to any final payments owing to PTI under Section 6.1. Additionally, in the event of expiration of this Agreement (but not the earlier termination), the licenses granted to King in Section 2.1 with respect to PTI Technology and Joint Technology will survive on a non-exclusive, royalty-free, fully-paid up basis. Except as otherwise provided in this Section 7.5, all rights and obligations of the Parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

8.	WARRANTIES

8.1 PTI represents and warrants to King that (a) to PTI’s actual knowledge, PTI owns or Controls all right, title and interest in and to the PTI Patent Rights, free and clear of any encumbrances, liens, charges, adverse claims, pledges, assignments, licenses, and covenants by PTI not to sue any Third Party; (b) to PTI’s actual knowledge, all patent applications within the PTI Patent Rights have been duly prepared, filed, prosecuted and maintained in accordance with all applicable laws, rules and regulations; (c) to PTI’s actual knowledge there is no litigation or proceeding pending or threatened concerning the validity or enforceability of any of the PTI Patent Rights, BUT PTI EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE PTI PATENT RIGHTS ARE ACTUALLY VALID OR ENFORCEABLE; (d) PTI has the lawful right to enter into this Agreement and to grant the licenses granted hereunder without the consent or approval of another person or entity that has not been obtained; (e) neither PTI, nor to PTI’s actual knowledge, Durect, is in material breach of the DLA and to PTI’s actual knowledge the DLA is valid, binding, enforceable and in full force and effect; and (f) to the extent any government funding has been obtained or used in connection with the research and development of any Products or any subject matter disclosed in any of the PTI Patent Rights, including pursuant to any grants from the National Institutes of Health, the terms and conditions of such funding agreements and grants and all laws applicable thereto have been complied with in all material respects.

8.2 King represents and warrants to PTI that it has the lawful right and authority to enter into this Agreement without the consent or approval of another person or entity.

9.	INDEMNIFICATION

9.1 Indemnification of King by PTI. PTI shall indemnify, defend, and hold harmless King, its Affiliates, and their respective directors, officers, employees, and agents (the “King Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the King Indemnitees, or any one of them, as a result of claims, causes of action, suits, actions, demands, or judgments made against such King Indemnitees by Third Parties, including claims for personal injury and claims of suppliers and PTI employees (except in cases where such claims, suits, actions, demands, or judgments result from a material breach by King of its representations or warranties under this Agreement, gross negligence, or willful misconduct on the part of King), in each case to the extent arising out of (a) the breach of any representation or warranty of PTI under Article 8 hereof, (b) the gross negligence or willful misconduct of PTI, its Affiliates, or their respective employees or agents in the performance of any obligation under this Agreement, and (c) any government funding received by PTI prior to the Effective Date of the Collaboration Agreement in connection with the research or development of any Products or any subject matter disclosed in any PTI Patent Rights, including pursuant to any grants from the National Institutes of Health, and the failure of PTI to comply in all material respects with the terms and conditions of such funding agreements and grants, and with all Applicable Laws with respect thereto, including to obtain any necessary permits or waivers thereunder. For purposes of clarity, it is understood and agreed that, except as provided in this Section 9.1 or in Section 11.1 of the Collaboration Agreement, PTI provides no indemnification to King with respect to product liabilities claims relating to Products.

9.2 Indemnification of PTI by King. King shall indemnify, defend, and hold harmless PTI, its Affiliates, and their respective directors, officers, employees, and agents (the “PTI Indemnitees”), against any Losses incurred by or imposed upon the PTI Indemnitees, or any one of them, as a result of claims, causes of action, suits, actions, demands, or judgments made against such PTI Indemnitees by Third Parties, including personal injury and claims of suppliers and King employees (except in cases where such claims, suits, actions, demands, or judgments result from a material breach by PTI of its representations or warranties under this Agreement, gross negligence, or willful misconduct on the part of PTI), in each case to the extent arising out of (a) the breach of any representation or warranty of King under Article 8 hereof and (b) the gross negligence or willful misconduct of King, its Affiliates, or their respective employees or agents in the performance of any obligation under this Agreement. For purposes of clarity, it is understood and agreed that, except as provided in this Section 9.2 or the Section 11.2 of the Collaboration Agreement, King provides no indemnification to PTI with respect to product liabilities claims relating to Products.

9.3 Conditions to Indemnification. A Party seeking indemnification under this Article 9 (the “Indemnified Party”) shall give prompt notice of the claim to the other Party (the “Indemnifying Party”) and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim and disposition of any such claim. The Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to Parties being indemnified under this Article 9. The Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought under this Article 9 and shall have the right to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. For purposes of clarity, it is understood that in the event that a claim is eligible for indemnification under both this Article 9 and under Article 11 of the Collaboration Agreement, the Indemnified Party shall be entitled to seek indemnification for such claim under either this Agreement or the Collaboration Agreement, but not both.

9.4 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE COLLABORATION AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY MAKES ANY GUARANTEES TO THE OTHER CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT.

9.5 Limited Liability. EXCEPT WITH RESPECT TO A BREACH OF THE OBLIGATIONS IN ARTICLE 10 OR WITH RESPECT TO AMOUNTS PAID TO THIRD PARTIES UNDER THE INDEMNIFICATION OBLIGATIONS OF THIS ARTICLE 9, NEITHER PTI NOR KING WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES.

10.	CONFIDENTIALITY; PUBLICITY

10.1 Confidentiality.

10.1.1 Confidentiality Obligations. PTI and King each acknowledges and agrees that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information and materials. PTI and King each agrees that during the Term of this Agreement and for an additional five years (or, in the case of any Confidential Information identified as a trade secret by the Disclosing Party at the time of disclosure, for so long as such trade secret Confidential Information is susceptible of remaining a trade secret), it will use commercially reasonable efforts to keep confidential, and will use commercially reasonable efforts to cause its employees, Consultants, Affiliates, agents, advisors, and Sublicensees to keep confidential, all Confidential Information of the other Party. Neither PTI nor King nor any of their respective employees, Consultants, Affiliates, or Sublicensees shall use Confidential Information of the other Party for any purpose whatsoever except as expressly permitted in this Agreement or the Collaboration Agreement.

10.1.2 Limited Disclosure. PTI and King each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, Consultant, agent, or Affiliate of PTI or King, as the case may be, shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement and the Collaboration Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities, and shall only be made to persons who are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement or the Collaboration Agreement. PTI and King each further agrees not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement or the Collaboration Agreement. Each Party shall take such action, and shall cause its Affiliates and Sublicensees to take such action, to preserve the confidentiality of the Disclosing Party’s Confidential Information as the Receiving Party would customarily take to preserve the confidentiality of its own Confidential Information, using a level of care that shall not under any circumstances be less than reasonable and prudent care. If a court or other government authority orders that the Receiving Party disclose Confidential Information, or proposes such an order, the Receiving Party must notify the Disclosing Party immediately after learning of the order, so as to provide the Disclosing Party an opportunity to protect the information, and the Receiving Party must limit the disclosure to the minimum that will comply with the order. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within 60 days of the request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain Confidential Information of the other Party relating to any license or right to use Technology that survives such termination and one copy of all other Confidential Information may be retained in inactive archives solely for the purpose of establishing the contents thereof.

10.1.3 Employees and Consultants. PTI and King each hereby agrees that all of its employees, and all of the employees of its Affiliates, and any Consultants to such Party or its Affiliates, in any case that participate in the activities of the Development Program and who shall have access to Confidential Information of the other Party shall be bound by written obligations to maintain the same in confidence and not to use such information except as expressly permitted herein. Each Party agrees to enforce confidentiality obligations to which its employees and Consultants (and those of its Affiliates) are obligated. Each Party agrees to have each employee or Consultant that participates in the Development Program enter into a written agreement with such Party that includes an assignment to such Party of all right, title, and interest in and to all work product and all inventions arising during the course of his or her employment with or provision of services to such Party, and all intellectual property rights attaching thereto.

10.1.4 Equitable Relief. PTI and King each acknowledges that a breach by it of this Article 10 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Article 10 by the other Party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each Party agrees that the existence of any claim, demand, or cause of action of it against the other Party, whether predicated upon this Agreement, or otherwise, shall not constitute a defense to the enforcement by the other Party, or its successors or assigns, of the covenants contained in Article 10.

10.2 Publicity. Neither Party may publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, each Party shall have the right to disclose the existence or terms of this Agreement, or information relating to the Development Program, Remoxy, or other Products, without the consent of the other Party (a) to the extent the disclosure is required by law or by the requirements of any nationally recognized securities exchange, quotation system, or over-the-counter market on which such Party has its securities listed or traded, (b) to any investors, prospective investors, lenders, and other potential financing sources who are obligated to keep such information confidential, or (c) to any Third Party who is obligated by written confidentiality agreement to keep such information confidential; provided, in each case, that the Party making such disclosure shall use reasonable efforts to provide the other Party with as much notice beforehand as is reasonable under the circumstances with respect to any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to the Development Program for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party. Additionally from time-to-time PTI may wish to issue press releases or make similar disclosures regarding the results or status of its research or Product activities, the achievement of a regulatory or development milestone, or any other material achievements under this Agreement or the DLA. Notwithstanding anything to the contrary in Section 10.3 or this Section 10.2, PTI shall be free to issue such press releases or make such disclosures, and shall have the right to choose the wording and timing of any such press releases and disclosures; provided that PTI agrees to provide King a draft copy of any such press release or disclosure at least twelve (12) hours prior to its publication or disclosure, which copy in any event must be provided during normal business hours, and provided further that such disclosure does not mention King without King’s prior written consent. King shall have the right to inform PTI of any information contained therein that King believes is inaccurate.

10.3 Publication. It is expected that each Party may wish to publish the results of its research under this Agreement and the DLA in scientific journals or through scientific conferences, which disclosures will be subject to the obligations of this Section 10.3. At any time prior to the filing of an NDA for a particular Product, PTI may publish the results of its research for such Product in scientific journals or through scientific conferences; provided that PTI complies with the provisions of this Section 10.3; and provided further that such publication does not mention King without King’s prior written consent. At any time following the filing of an NDA for a particular Product, King may publish the results of its research for such Product in scientific journals or through scientific conferences; provided that King complies with the provisions of this Section 10.3; and provided further that such publication does not mention PTI without PTI’s prior written consent. In order to safeguard patent rights and other intellectual property, the Party wishing to publish in any scientific journal or at any scientific conference the results of any research being conducted by the Parties in the Development Program shall first submit a draft of each proposed technical publication or an outline of each proposed presentation for a scientific conference, with any related materials to be published or distributed in connection therewith, to the other Party for review, comment, and consideration of appropriate patent action at least thirty (30) days prior to any submission for publication (or in the case of a disclosure in connection with a scientific conference, at least fifteen (15) days prior to such disclosure). Within fifteen (15) days of receipt of the prepublication materials (or as soon as practicable in connection with an outline of an oral presentation), the other Party will notify the Party seeking publication as to whether a patent application shall be prepared and filed (in which case the Party seeking publication shall delay submission until the first to occur of the filing of a patent application and thirty (30) days from such notice provided by the JOC) or whether such publication must be revised to eliminate Confidential Information of a Party (in which case the Party seeking publication shall delete from any proposed publication all such Confidential Information contained therein).

11.	REMEDIES

Subject to the terms of this Agreement, the Parties are not excluded from exercising or seeking any and all rights and remedies available, in law or in equity, under Applicable Law.

12.	MISCELLANEOUS

12.1 Notices. All notices or other communications that shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective (a) simultaneously with the transmission or delivery thereof, if sent by facsimile transmission (followed by hard copy by mail), (b) when delivered, if sent by United States registered or certified mail, return receipt requested, or (c) on the next business day, if sent by overnight courier, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

If to King:	If to PTI:
King Pharmaceuticals, Inc. 501 Fifth Street Bristol, Tennessee 37620 Tel.: (423) 989-8000 Fax: (423) 990-2566 Attention: General Counsel	Pain Therapeutics, Inc. 416 Browning Way South San Francisco, California 94080 Tel.: (650) 825-3342 Fax: (650) 624-8222 Attention: President & CEO
With a copy to:	With a copy to:
King Pharmaceuticals, Inc. 501 Fifth Street Bristol, Tennessee 37620 Tel.: (423) 989-8000 Fax: (423) 274-2602 Attention: Business Development	Wilson Sonsini Goodrich &Rosati 650 Page Mill Road Palo Alto, California 94304-1050 Tel.: (650) 493-9300 Fax: (650) 493-6811 Attention: Michael O’Donnell

12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the application of principles of conflicts of law.

12.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors, and permitted assigns.

12.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

12.5 Amendment; Waiver. This Agreement may be amended, modified, superseded, or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.6 No Third Party Beneficiaries. No Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement.

12.7 Purposes and Scope. The Parties hereto understand and agree that this Development Program is limited solely to the Field in the Territory, and to the activities, rights, and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede, or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

12.8 Performance by Affiliates. Each Party shall have the right to direct its wholly-owned Affiliates to act in satisfaction of such Party’s or Affiliate’s obligations hereunder or make an assignment to an Affiliate in accordance with Section 12.9; provided that such Party shall remain liable and fully responsible for the performance of such Affiliate hereunder.

12.9 Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, except that, subject to Section 7.4.1, each Party may assign this Agreement and the rights, obligations, and interests of such Party, in whole or in part, to any of its Affiliates (subject to Section 12.8) or to any Third Party that succeeds to all or substantially all of a Party’s business or assets relating to this Agreement and the Collaboration Agreement, whether by sale, merger, operation of law, or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment in violation of this Section 12.9 shall be null, void, and of no effect. This Agreement shall be binding upon and inure to the benefit of all permitted successors-in-interest and assigns.

12.10 Force Majeure. In the event of the occurrence of a Force Majeure Event, the Parties shall not be deemed in breach of their obligations to the extent of the Force Majeure Event. The Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

12.11 Interpretation.

12.11.1 The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

12.11.2 The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine, or neuter, as the context may require. The Annex hereto will be deemed part of this Agreement and included in any reference to this Agreement.

12.12 Integration; Severability. This Agreement and the Collaboration Agreement are the sole agreements with respect to the subject matter hereof and supersede all other agreements and understandings between the Parties with respect to same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, such provision or portion thereof will be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under Applicable Law, and it is the intention of the Parties that the remainder of the Agreement shall not be affected.

12.13 Further Assurances. Each of PTI and King agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, both King and PTI have executed this Agreement, by their respective officers duly authorized, on the day and year written below.

KING PHARMACEUTICALS, INC.	PAIN THERAPEUTICS, INC.

By:	By:

	(Signature)		(Signature)

Name:	Brian A. Markison	Name:	Remi Barbier

Title:	President and Chief Executive Officer	Title:	President & CEO

Date:	Date:

ANNEX A

DEFINITIONS TO LICENSE AGREEMENT

1. “Affiliate” means any corporation, firm, partnership, or other entity that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, “control” means ownership, directly or through one or more Affiliates, of (a) 50% or more of the shares or voting rights in the case of a corporation or limited company, (b) 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, (c) 50% or more of the equity or controlling interests in the case of any other type of legal entity (including joint ventures) or status as a general partner in any partnership, or (d) any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of an entity.

2. “Agreement” means this License Agreement, including all attached annexes, as well as all amendments, supplements, and restatements thereof.

3. “API” means, with respect to a Product, the active pharmaceutical ingredient used in the Product.

4. “Applicable Law” means applicable U.S. and foreign laws, rules, regulations, guidelines, and standards, including those of the FDA and comparable foreign Regulatory Authorities.

5. “Bankruptcy Code” means the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

6. “Calendar Quarter” means, with respect to the first such Calendar Quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter within which the Closing Date falls and, thereafter, each successive period of three consecutive calendar months ending on March 31, June 30, September 30, or December 31. In the event that the termination of this Agreement does not fall on the last day of a Calendar Quarter, the “Final Calendar Quarter” shall mean the period from the last day of the most recent Calendar Quarter through the applicable date of termination of this Agreement.

7. “Calendar Year” means each successive twelve (12)-month period commencing on January 1 and ending on December 31; provided that the first such Calendar Year shall begin on the Closing Date and end on December 31, 2005. In the event that the termination of this Agreement does not fall on the last day of a Calendar Year, the “Final Calendar Year” shall mean the period from the last day of the most recent Calendar Year through the applicable date of termination of this Agreement.

8. “Closing Date” shall mean the earlier of: (a) the third day, unless the first day falls on a weekend or holiday, in which case it shall be the next business day, after the expiration or termination of all applicable waiting periods under the HSR Act and the satisfaction of all the other conditions set forth in Section 6.1.3 of the Collaboration Agreement or (b) the third day, unless the first day falls on a weekend or holiday, in which case it shall be the next business day, after the joint determination (by certification from each Party to the other) that notification under the HSR Act is not required and the satisfaction of all the other conditions set forth in Section 6.1.3 of the Collaboration Agreement.

9. “CMC” means, with respect to a Product, the chemistry, manufacturing, and controls information that would typically be, or is, included in an IND or NDA for such Product.

10. “Collaboration” means the association of PTI and King established pursuant to the Collaboration Agreement for the purpose of conducting the Development of Products so as to accomplish the Development objectives of the Development Program.

11. “Collaboration Agreement” has the meaning set forth in the recitals hereof.

12. “Confidential Information” means all information, Technology, and Proprietary Materials that are disclosed to a Party (the “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”) hereunder or under this Agreement or disclosed to any of the Receiving Party’s employees, Consultants, Affiliates, or Sublicensees, except to the extent that any such information (a) as of the date of disclosure is known to the Receiving Party or its Affiliates, as demonstrated by credible written documentation; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party as demonstrated by credible written documentation. It is further agreed that PTI Technology shall be deemed the Confidential Information of PTI, King Technology shall be deemed the Confidential Information of King, and Joint Technology shall be deemed the Confidential Information of both Parties. During the Term hereof, neither Party shall disclose any of its own Confidential Information in such a manner that would reasonably be expected to adversely impact any intellectual property rights or commercial interests of the Development Program or the Products, unless such disclosure is subject to confidentiality obligations as strict as those contained in the Collaboration Agreement or this Agreement.

13. “Consultant” means a Third Party who has entered into or hereafter enters into a written agreement with PTI or King or both to provide consulting services that are material or are reasonably likely, in the judgment of the JOC, to become material to the Development Program, which written agreement shall (a) include an assignment of all right, title, and interest in and to all work product and all inventions arising from the performance of such agreement, and all intellectual property rights attaching thereto, to PTI or King, as applicable, and (b) bind the relevant Third Party by obligations of confidentiality and non-use with respect to all such work product, inventions, Confidential Information, and intellectual property rights that are at least as stringent as those set forth herein.

14. “Control” or “Controlled” means, (a) with respect to Technology (other than Proprietary Materials) or Patent Rights, the possession by a Party of the ability to grant a license or sublicense of such Technology or Patent Rights as provided herein without the payment of additional consideration (other than any additional consideration to be paid pursuant to the DLA) and without violating the terms of any agreement or arrangement between such Party and any Third Party and, (b) with respect to Proprietary Materials, the possession by a Party of the ability to supply such Proprietary Materials to the other Party as provided herein without the payment of additional consideration and without violating the terms of any agreement or arrangement between such Party and any Third Party.

15. “Crain/Shen Drug” means any dosage form that is covered by any patent or patent application set forth on Schedule 22 to the Collaboration Agreement (the “Existing Patents”), as well as any continuations, divisionals, continuations-in-part (to the extent any claims thereof are entitled to claim priority to the filing date of any of the Existing Patents), patents of addition, and substitutions of the Existing Patents, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents, in each case to the extent same are owned or controlled by PTI. In the event PTI reasonably believes that any claims of a continuation-in-part application of any of the Existing Patents, which claims are not entitled to claim priority to the filings date of any of the Existing Patents, cover only an incremental improvement to the subject matter described and claimed in the Existing Patents, PTI shall have the right to request that King permit such additional claims to be included within the definition of Crain/Shen Drugs, and King shall consider such request in good faith. Notwithstanding the foregoing, with respect to United States Application Serial Nos. 10/119,615 and 10/742,672, and any applications or patents that claim priority to either of same, to the extent that any claims cover a dosage form of an opioid agonist alone or a method or process of using or making such a dosage form, such claims shall not be within the definition of Crain/Shen Drug, but shall be considered PTI Technology and PTI Patent Rights (and such applications and issued patents will be included on the schedule of PTI Patent Rights solely to such extent).

16. “Crain/Shen SABER Drug” means any dosage form of a Crain/Shen Drug that (a) contains oxycodone, hydromorphone, oxymorphone or hydrocodone as the only opioid agonist API and (b) is covered by the rights granted to PTI under the DLA.

17. “CTM” or “Clinical Trial Materials” means any Product manufactured, packaged, and labeled as required by Applicable Law to be used as an investigational drug or placebo for use in the conduct of clinical trials in humans.

18. “Debtor Party” has the meaning set forth in Section 7.4.1.1 of this Agreement.

19. “Development” or “Develop” means, with respect to a Product, all research, pre-clinical, pharmaceutical, clinical, and regulatory activities and all other activities undertaken in order to obtain Regulatory Approval of such Product in accordance with the Collaboration Agreement prior to Regulatory Approval of such Product. These activities shall include, among other things: test method development, CMC methods and reports (including formulation, process development, development-stage manufacturing, manufacturing scale-up, technical transfer, quality assurance, and quality control), pre-clinical pharmacology and toxicology studies and associated reports, planning and conduct of clinical studies, protocols, clinical study reports, statistical analysis plans, and clinical quality assurance prior to obtaining Regulatory Approvals, obtaining Regulatory Approvals, and regulatory affairs related to the foregoing.

20. “Development Plans” means the written plans (which shall include detailed strategy, budget, and proposed timelines) describing the pre-clinical and clinical Development activities and the regulatory activities, including a general overview of the expected schedule of meetings, discussions, and correspondence with Regulatory Authorities to be carried out for each Product during each Calendar Year pursuant to the Collaboration Agreement, which plans shall include the expected Regulatory Filings to be completed and maintained by the Collaboration for each Product. The Development Plans will be amended from time to time to include statistical analysis plans, protocols, case report forms, clinical study reports, audit reports, and similar matters, as such matters are developed during the Collaboration. Without limiting the foregoing, such plans shall include, at a minimum, the activities required to remain in compliance with the terms and obligations applicable to PTI under the DLA. Each Development Plan will be set forth in a written document prepared by the Parties pursuant to Section 3.4 of the Collaboration Agreement, and a separate Development Plan will be generated and approved with respect to each Product.

21. “Development Program” means, collectively, (a) the collaborative development program in the Field conducted by PTI and King and (b) the marketing program in the Field conducted by King, in each case, commencing on the date hereof and conducted pursuant to the Collaboration Agreement and the Program Plans.

22. “Durect License Agreement” or “DLA” means the Development and License Agreement, dated as of December 19, 2002, by and among PTI, DURECT Corporation (“Durect”), and Southern BioSystems, Inc., a copy of which has been provided to King, as it may be amended from time to time hereafter in accordance with Section 2.4 of this Agreement.

23. “Effective Date” has the meaning set forth in the first paragraph of the Collaboration Agreement.

24. “Existing Management Team” means not less than fifty percent (50%) of the individuals who, as of the date that is one year prior to the commencement of any case by or against PTI under the Bankruptcy Code, are designated as “Officers” of PTI under Rule 16a-1(f) promulgated pursuant to the Securities Exchange Act of 1934, as amended.

25. “FDA” means the United States Food and Drug Administration or any successor agency.

26. “Field” means pharmaceutical formulations for use in humans that contain no more than one opioid API formulated using the SABER Technology, in accordance with the DLA.

27. “Filing Party” has the meaning set forth in Section 4.3 of this Agreement.

28. “First Commercial Sale” means, with respect to any product, the first arm’s-length sale by King, its Affiliates, or Sublicensees to a Third Party for end-use or consumption, including any sale to a wholesaler or distributor, of such product in a country after the applicable Regulatory Authority has granted Regulatory Approval. For purposes of this definition, any sale to an Affiliate or Sublicensee will not constitute a First Commercial Sale.

29. “Force Majeure Event” means an event beyond the reasonable control of a Party that prevents the performance, in whole or in part, by the Party of any of its obligations hereunder, including by reason of any act of God, flood or other inclement weather patterns, fire, explosion, earthquake, or war, terrorist act, revolution, civil commotion, acts of public enemies, blockage or embargo, or the like, or any injunction, law, order, ordinance, or requirement of any government or of any subdivision, authority, or representative of any such government, if, and only if, the Party affected shall have used commercially reasonable efforts to avoid the effects of such occurrence and to remedy it promptly if it has occurred.

30. “GAAP” means United States generally accepted accounting principles of the Party performing the applicable work, consistently applied.

31. “GMP” means the minimum standards for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug to assure that such drug meets the requirements of the Federal Food, Drug and Cosmetic Act of 1938, or its foreign equivalent, as amended, as to safety, and has the identity and strength and meets the quality and purity characteristics that it purports or is represented to possess. In the U.S. Territory, Good Manufacturing Practices are established through FDA regulations (including 21 CFR Parts 210-211), FDA guidances, FDA current review and inspection standards, and current industry standards.

32. “HSR Act” means the Hart-Scott-Rodino Act of 1976, as amended.

33. “IND” means (a) an Investigational New Drug Application (as defined in 21 CFR § 312.3) that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects, or any successor application or procedure, or (b) any counterpart of a U.S. Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a Product in human subjects in such country or region.

34. “Indemnified Party” has the meaning set forth in Section 9.3 of this Agreement.

35. “Indemnifying Party” has the meaning set forth in Section 9.3 of this Agreement.

36. “Infringement Notice” has the meaning set forth in Section 4.5.1 of this Agreement.

37. “Invent” or “Invented” means (a) with respect to patentable Technology, to invent or discover, as such terms are used in 35 U.S.C. § 101 and (b) with respect to non-patentable Technology, to discover, make or otherwise develop.

38. “Joint Oversight Committee” or “JOC” means the committee of PTI and King representatives established pursuant to Section 2.1 of the Collaboration Agreement to administer the affairs of the Development Program.

39. “Joint Patent Rights” means Patent Rights claiming Joint Technology, as set forth on Schedule 53 to the Collaboration Agreement, which may be amended from time to time as necessary to accurately reflect the foregoing.

40. “Joint Technology” means any Technology jointly Invented by employees of King and PTI, or Consultants to King and PTI, during and in the conduct of the Development Program.

41. “King” has the meaning set forth in the first paragraph of this Agreement.

42. “King Background Technology” means any Technology that is useful in the Field or that is actually used in the Development, making or Marketing of Products and that is Controlled by King on the Closing Date.

43. “King Indemnitees” has the meaning set forth in Section 9.1 of this Agreement.

44. “King Patent Rights” means all Patent Rights that are Controlled by King and that claim King Technology, as set forth on Schedule 58 to the Collaboration Agreement, which may be amended from time to time as necessary to accurately reflect the foregoing.

45. “King Program Technology” means any Technology that is (a) Invented by employees of, or Consultants to, King, alone or jointly with Third Parties (other than Consultants of PTI), in the conduct of the Development Program or (b) useful in the Field or that is actually used in the Development, manufacturing or Marketing of Products and that are acquired by King after the Closing Date pursuant to a Third Party Agreement.

46. “King Technology” means, collectively, King Background Technology and King Program Technology.

47. “Losses” has the meaning set forth in Section 9.1 of this Agreement.

48. “Manufacturing/CMC Plans” means the written CMC and manufacturing plans (which shall include a detailed strategy, budget, and proposed timelines) describing the API, synthesis, choice of manufacturers and Third Party suppliers, expected manufacturing scale-up, manufacture, formulation, process development, development-stage manufacture, clinical supplies manufacturing, quality assurance/quality control development, stability, filling, packaging and labeling, and shipping requirements for each Product (in accordance with customary standards for a product of comparable market potential), including all CMC, and the activities to be carried out by each Party during the applicable Calendar Year. Each Manufacturing/CMC Plan will be set forth in a written document prepared by the Parties pursuant to Section 3.5 of the Collaboration Agreement, and a separate Manufacturing/CMC Plan will be generated and approved with respect to each Product.

49. “Market” or “Marketing” means any and all activities directed to the marketing, detailing, and promotion of a Product for commercial sale and shall include pre-launch and post-launch marketing, mandated and non-mandated risk-management policies and procedures, market surveillance activities, promoting, detailing, distributing (including the cost and distribution of Product samples), offering to sell, and selling a Product, importing a Product for sale, and any and all Product Development conducted after obtaining marketing approval for any Product that is not performed as a condition to the first Regulatory Approval for a Product. If a Phase IV trial is performed as a condition to fulfill an obligation for Regulatory Approval for a Product, such trial shall be considered a Development activity (but not Product Development).

50. “NDA” means a New Drug Application (or an abbreviated New Drug Application) to market the Product in the Territory or similar application submitted to the FDA, or its foreign equivalent submitted to any Regulatory Authority in the Territory, and all supplements and amendments thereto.

51. “Net Sales” means the gross amount invoiced by King its Affiliates or Sublicensees, to Third Parties for sale of Products, less, to the extent deducted from such amount or on such invoice consistent with GAAP, the following items: (a) quantity, trade or cash discounts, chargebacks, returns, allowances, rebates (including any and all federal, state or local government rebates, such as Medicaid rebates) and price adjustments, to the extent actually allowed; (b) sales and other excise taxes and duties or similar governmental charges levied on such sale, to the extent such items are included in the gross invoice price; (c) amounts actually refunded due to rejected, spoiled, damaged, outdated or returned Product; and (d) freight, shipment and insurance costs actually incurred in transporting Product to a Third Party purchaser. If any Products are sold to Third Parties in transactions that are not at arm’s length between the buyer and seller, or for consideration other than cash, then the gross amount to be included in the calculation of Net Sales for such sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length, which amount shall be determined, whenever possible, by reference to the average selling price of the relevant Product in arm’s-length transactions in the country of sale at the time of sale. Net Sales shall not include amounts invoiced for the supply, disposal of Product for, or use of Product, in clinical or pre-clinical trials or as free samples (such samples to be in quantities common in the industry for this sort of Product).

52. “Non-Debtor Party” has the meaning set forth in Section 7.4.1.1 of this Agreement.

53. “Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

54. “Patent Coordinator” has the meaning set forth in Section 3.2.4 of this Agreement.

55. “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

56. “Phase II” means a human clinical trial or trial program in any country that is intended to evaluate the safety and efficacy of a Product’s dose and dose regimen in a specific indication the Product is intended to treat.

57. “Product” means (a) any dosage form of Remoxy, and (b) any other product in the Field (i) that incorporates the SABER Technology and is covered by the rights licensed to PTI under the DLA, and (ii) that is Developed or Marketed pursuant to the Collaboration Agreement. For purposes of clarity, “Product” includes those products within the Field that the Parties have agreed to Develop and Market as of the Effective Date, as well as any and all other products in the Field that King actually designates to be Developed or Marketed under the Collaboration Agreement during the Term thereof.

58. “Product Development” means (a) with respect to the U.S. Territory, the conduct by King and its Affiliates of additional clinical studies of a Product that has previously received Regulatory Approval from the FDA, which additional clinical studies are conducted using CTM that is in the same formulation and dosage form as the Product for which Regulatory Approval was previously obtained, and (b) with respect to the ROW, the conduct by King, its Affiliates, or its Sublicensees of clinical studies of a Product, which additional clinical studies are conducted using CTM that is in the same formulation and dosage form as the Product for which Regulatory Approval was previously obtained in the U.S. Territory (or if Regulatory Approval has not yet been obtained in the U.S. Territory, then using CTM in the same formulation(s) and dosage form(s) then being utilized by PTI under the Development Plan for such Product in the U.S. Territory). For purposes of clarity, Product Development shall include the right (i) to use the clinical data generated in such clinical studies to seek additional Regulatory Approvals for a Product and engage in associated regulatory activities and (ii) to develop new indications for a Product with the same formulation and dosage form and to develop additional support for the Product generally.

59. “Product Trademark(s)” means any trademarks and trade names, whether or not registered, and any trademark applications, renewals, extensions or modifications thereto in the Territory together with all goodwill associated therewith, trade dress and packaging which are applied to or used with Products, and any promotional materials relating thereto.

60. “Program Plans” means the Development Plans, the Manufacturing/CMC Plans, and the Yearly Brand Plans.

61. “Proprietary Materials” means any tangible chemical, biological or physical research materials.

62. “PTI” has the meaning set forth in the first paragraph of this Agreement.

63. “PTI Background Technology” means any Technology that is useful in the Field or that is actually used in the Development, manufacturing or Marketing of Products and that is Controlled by PTI on the Closing Date, expressly including all rights licensed to PTI pursuant to the DLA.

64. “PTI Indemnitees” has the meaning set forth in Section 9.2 of this Agreement.

65. “PTI Patent Rights” means all Patent Rights that are Controlled by PTI and that claim PTI Technology, expressly including all rights licensed to PTI pursuant to the DLA, all as set forth on Schedule 85 to the Collaboration Agreement, which may be amended from time to time as necessary to accurately reflect the foregoing.

66. “PTI Program Technology” means any Technology that is (a) Invented by employees of, or Consultants to, PTI, alone or jointly with Third Parties (other than Consultants of King), in the conduct of the Development Program or (b) useful in the Field or that is actually used in the Development, manufacturing or Marketing of Products and that are acquired by PTI after the Closing Date pursuant to a Third Party Agreement.

67. “PTI Technology” means, collectively, PTI Background Technology and PTI Program Technology.

68. “Regulatory Approval” means approval by the FDA or other Regulatory Authority to market a product in a regulatory jurisdiction.

69. “Regulatory Authority” means the FDA, the Drug Enforcement Administration, or any counterpart of such agencies outside the United States, or other national, supra-national, regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, or clinical testing, pricing, or sale of a Product, including any device incorporating the Product.

70. “Regulatory Filings” means, collectively, any and all INDs and drug master files, NDAs, applications for any device incorporating the Product, applications for designation of a Product as an “Orphan Product(s)” under the Orphan Drug Act or any other similar filings (including any foreign equivalents and further including any related correspondence and discussions), and all data contained therein, as may be required by or submitted to any Regulatory Authority for the Regulatory Approval.

71. “Remoxy” means a drug product in the Field that contains oxycodone as its opioid API and that is formulated using the SABER Technology.

72. “ROW” means all countries and jurisdictions in the Territory, other than the U.S. Territory.

73. “SABER Technology” means the pharmaceutical formulation technology and methods of use that are covered by the rights granted to PTI pursuant to the DLA.

74. “Sublicensee” means any Third Party to which a Party or both Parties grant a sublicense of some or all of the rights granted to such Party under the Collaboration Agreement or this Agreement, as permitted by the Collaboration Agreement or this Agreement.

75. “Taxes” means, collectively, taxes, deductions, duties, levies, fees, or charges (including any interest or penalties imposed thereon or related thereto.

76. “Technology” means and includes all inventions, discoveries, improvements, trade secrets and proprietary methods and materials, including Proprietary Materials, whether or not patentable, relating to the Field, including (a) samples of, methods of production or use of, and structural and functional information pertaining to, chemical compounds, proteins or other biological substances and (b) data, formulations, techniques and know-how (including any negative results).

77. “Term” means the term of this Agreement as set forth in Section 7.1 of this Agreement.

78. “Territory” means worldwide, including the U.S. Territory, but excluding Australia and New Zealand.

79. “Terminated Product” has the meaning set forth in Section 3.1.4 of the Collaboration Agreement.

80. “Third Party” means any person or entity other than King and PTI and their respective Affiliates.

81. “Third Party Agreements” has the meaning set forth in Section 3.8 of the Collaboration Agreement.

82. “U.S. Territory” means the United States, including Puerto Rico, and any other U.S. protectorates, territories, and possessions.

83. “Valid Claim” means a claim of a pending patent application or an issued unexpired patent which, in each case, shall not have been withdrawn, canceled or disclaimed, or held unpatentable, invalid or unenforceable by a court or other tribunal of competent jurisdiction in an unappealed or unappealable decision.

84. “Yearly Brand Plans” means the written Marketing plans (which shall include a detailed strategy and proposed timelines to be undertaken) describing the activities to be carried out by King during each applicable Calendar Year pursuant to the Collaboration Agreement. Each Yearly Brand Plan will be set forth in a written document prepared by King and reviewed by the JOC pursuant to Section 3.6 of the Collaboration Agreement, and a separate Yearly Brand Plan will be generated and approved with respect to each Product.

EXHIBIT B

DURECT CONSENT

PAIN THERAPEUTICS, INC.

November 2, 2005

Jim Brown, D.V.M.

President & CEO

DURECT Corporation

10240 Bubb Road

Cupertino, CA 95104

Re: Approval of Sublicensee

Dear Jim:

Pursuant to Section 8.3 of the Development and License Agreement entered into by DURECT Corporation, Southern BioSystems, Inc., (collectively “Durect”) and Pain Therapeutics, Inc. (“PTI”) dated as of December 19, 2002 (the “Agreement”), I would like to inform you of PTI’s intention to grant a sublicense to King Pharmaceuticals, Inc. (“King”) to make and sell Licensed Products in the Territory (as such terms are defined in the Agreement).

Please sign below to indicate DURECT’s approval of PTI’s selection of King as a Sublicensee (as such term is defined in the Agreement) and return this letter to me by Friday, November 4 th . A duplicate original is enclosed for your records. Time is of the essence.

Best Regards,

/s/ Remi Barbier
Remi Barbier

Agreed and accepted:

DURECT Corporation

/s/ Jim Brown, D.V.M.	Nov. 3, 2005
Jim Brown, D.V.M.	Date
President & CEO

CONFIDENTIAL